Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
January 25, 2018

DELUXE REPORTS FOURTH QUARTER 2017 FINANCIAL RESULTS
Revenue Increases 3.1% over last year
Provides 2018 Outlook; projects growing revenue, EPS and cash flow
Announces plan to pivot for faster growth
Declares regular quarterly dividend

St. Paul, Minn. – January 25, 2018 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the fourth quarter ended December 31, 2017. Key financial highlights include:

	Q4 2017	Q4 2016	% Change
Revenue	$494.9 million	$480.2 million	3.1%
Net Income	$84.7 million	$54.2 million	56.3%
Diluted EPS – GAAP	$1.75	$1.11	57.7%
Adjusted Diluted EPS – Non-GAAP	$1.40	$1.35	3.7%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue was at the low end of the range of the Company’s prior outlook driven primarily by lower revenue within marketing solutions and other services (MOS). GAAP diluted EPS was $1.75 and included a federal tax benefit from the Tax Cut and Jobs Act of $0.42 per share, as well as aggregate charges of $0.07 per share for restructuring, integration and transaction costs. Excluding these charges, adjusted diluted EPS was within the range of the prior outlook.

“The fourth quarter marked the end of a very good year for us.” said Lee Schram, CEO of Deluxe. “Annual revenue increased for the eighth consecutive year and grew over 6 percent compared to the prior year, with both EPS and cash flow from operations also increasing. Our strategy continues to deliver profitable growth and looking ahead to 2018 and beyond, we have identified areas within MOS where we plan to pivot for faster organic growth and moderately more aggressive acquisition growth.”

Fourth Quarter 2017 Highlights

•
Revenue increased 3.1% year-over-year, driven by Financial Services growth of 11.0% which includes the results of FMCG Direct and Data Support Systems, which were acquired in the fourth quarter of 2016 and RDM Corporation, which was acquired in April 2017, and Small Business Services growth of 1.3% which includes the results of several small tuck-in acquisitions.

•	Revenue from marketing solutions and other services increased 14.8% year-over-year and grew to 40.0% of total revenue in the quarter.

•
Gross margin was 61.4% of revenue, compared to 63.2% in the fourth quarter of 2016. The impact of acquisitions and increased delivery and material costs this year were only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense decreased 3.3% from last year primarily due to continued cost reduction initiatives compared to the prior year which were partially offset by additional SG&A expense from acquisitions. SG&A as a percent of revenue was well leveraged at 40.6% in the quarter compared to 43.2% last year.

•
Operating income increased 6.1% year-over-year. Adjusted operating income, which excludes restructuring, integration and transaction costs, increased 3.9% year-over-year primarily from price increases and continued cost reduction initiatives, partially offset by the continuing decline in check and forms usage.

•
Diluted EPS increased $0.64 per share year-over-year and included $0.42 per share from the benefit of federal tax reform and aggregate charges of $0.07 per share for restructuring, integration and transaction costs. Adjusted diluted EPS, which excludes these items as well as a loss from debt extinguishment in 2016, increased 3.7% year-over-year driven primarily by favorable operating performance.

Segment Highlights
Small Business Services

•
Revenue of $322.4 million was in-line with our expectations and increased 11.0% year-over-year primarily due to increased marketing solutions and other services revenue, partially offset by the decline in check and forms usage. From a channel perspective, revenue increased in the online, major accounts, and Canada, and included benefits from previous price increases.

•
Operating income of $62.2 million increased $4.2 million from last year. Adjusted operating income, which excludes restructuring, integration and transaction costs, increased $5.1 million or 1.3 points year-over-year. This increase was due to price increases, continued cost reductions and favorable product mix, partially offset by the secular decline in check and forms usage.

Financial Services

•
Revenue of $139.3 million was in-line with our expectations and increased 11.0% year-over-year primarily due to growth in marketing solutions and other services, which includes incremental revenue from the acquisitions of FMCG Direct and Data Support Systems in the fourth quarter of 2016 and RDM Corporation in April 2017. Revenue also benefited from the impact of previous price increases. These increases in revenue were partially offset by the secular decline in check usage.

•
Operating income of $25.1 million increased $2.8 million compared to last year. Adjusted operating income was the same as last year as continued benefits of cost reductions and previous price increases were offset by the secular decline in check usage and the loss of revenue and operating income from Deluxe Rewards highlighted in previous quarters. Recent acquisitions, even though they were slightly accretive to operating income including acquisition amortization, drove a 3.7-point decrease in operating margin.

Direct Checks

•	Revenue of $33.2 million was in line with our expectations and declined 8.8% year-over-year due primarily to the secular decline in check usage.

•	Operating income of $11.2 million decreased $1.3 million or 0.6 points compared to last year primarily due to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for 2017 was $338.4 million, an increase of $19.1 million compared to 2016.

•	The Company repurchased $14.9 million of common stock in open market transactions during the quarter, bringing stock repurchases for the year to $65.0 million.

•
At the end of the fourth quarter, the company had $709.3 million of total debt outstanding comprised of approximately $413 million outstanding on the revolving credit facility and $294 million in a term loan.

•
On January 23, 2018, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on March 5, 2018 to all shareholders of record at the close of business on February 20, 2018.

•
Plan to pivot for faster organic and moderately aggressive acquisitive growth including goal of approximately 60% MOS to total Company revenue mix by the end of 2020, as well as additional investments of $10 million in data-driven marketing, treasury management solutions and optimizing web-services.

First Quarter 2018:	Current Outlook (1/25/2018)
Revenue	$482 to $490 million
Diluted EPS – GAAP	$1.25 to $1.31
Adjusted Diluted EPS – Non-GAAP	$1.27 to $1.33

Full Year 2018:	Current Outlook (1/25/2018)	Prior Outlook (10/26/2017)
Revenue	$2.065 to $2.105 billion	+2% to +4%
Marketing Solutions & Other Services Revenue (MOS)	$910 to $940 million	—
MOS Revenue % of Total Revenue	45%	43%
Diluted EPS – GAAP	$5.42 to $5.67	—
Adjusted Diluted EPS – Non-GAAP	$5.55 to $5.80	+3% to +6%
Operating Cash Flow	$360 to $380 million	—
Contract Acquisition Payments	approx. $27 million	—
Capital Expenditures	approx. $55 million	—
Depreciation and Amortization	approx. $146 million	—
Acquisition-Related Amortization	approx. $92 million	—
Cost and Expense Reductions	approx. $50 million	—
Effective Tax Rate	approx. 25%	—

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 615-247-0252 (access code 8469648). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 404-537-3406 (access code 8469648).

Upcoming Management Presentations

•	March 14, 2018 - Susquehanna Seventh Annual Technology Conference - New York

•	March 20, 2018 - Telsey Advisory Group (TAG) Spring Consumer Conference - New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; the financial impact from the ongoing assessment of the Tax Cut and Jobs Act; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2016.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2017 and 2016 (restructuring, integration and transaction costs, asset impairment charges, impact of federal tax reform and loss on debt extinguishment) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	Q4 2017	Q4 2016	Total Year 2017	Total Year 2016
Reported Diluted EPS	$1.75	$1.11	$4.72	$4.65
Asset impairment charges	—	—	0.81	—
Loss on debt extinguishment	—	0.15	—	0.15
Impact of federal tax reform	(0.42)		(0.42)	—
Restructuring and integration costs	0.06	0.04	0.13	0.10
Transaction costs	0.01	0.05	0.03	0.07
Adjusted Diluted EPS	$1.40	$1.35	$5.27	$4.97

Outlook
	Q1 2018	Full Year 2018
Reported Diluted EPS	$1.25 - $1.31	$5.42 - $5.67
Restructuring and integration costs	(0.02)	(0.13)
Transaction costs	—	—
Adjusted Diluted EPS	$1.27 - $1.33	$5.55 - $5.80

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2017		2016
Product revenue	$372.1		$382.2
Service revenue	122.8		98.0
Total revenue	494.9		480.2
Cost of products	(137.0)	(27.7%)	(143.2)	(29.8%)
Cost of services	(53.8)	(10.9%)	(33.6)	(7.0%)
Total cost of revenue	(190.8)	(38.6%)	(176.8)	(36.8%)
Gross profit	304.1	61.4%	303.4	63.2%
Selling, general and administrative expense	(200.7)	(40.6%)	(207.5)	(43.2%)
Net restructuring charges	(4.9)	(1.0%)	(3.1)	(0.6%)
Operating income	98.5	19.9%	92.8	19.3%
Loss on debt extinguishment	—	—	(7.9)	(1.6%)
Interest expense	(5.6)	(1.1%)	(7.0)	(1.5%)
Other income	0.9	0.2%	0.5	0.1%
Income before income taxes	93.8	19.0%	78.4	16.3%
Income tax provision	(9.1)	(1.8%)	(24.2)	(5.0%)
Net income	$84.7	17.1%	$54.2	11.3%

Weighted average dilutive shares outstanding	48.1		48.7
Diluted earnings per share	$1.75		$1.11

Capital expenditures	$13.1		$14.4
Depreciation and amortization expense	31.4		23.9
Number of employees-end of period	5,886		6,026

Non-GAAP financial measure - EBITDA(1)	$130.8		$109.3
Non-GAAP financial measure - Adjusted EBITDA(1)	136.6		124.8

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and integration costs, transaction costs, asset impairment charges and loss on debt extinguishment) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2017 and 2016 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2017	2016
Net income	$84.7	$54.2
Interest expense	5.6	7.0
Income tax provision	9.1	24.2
Depreciation and amortization expense	31.4	23.9
EBITDA	130.8	109.3
Restructuring and integration costs	5.4	3.6
Transaction costs	0.4	4.0
Loss on debt extinguishment	—	7.9
Adjusted EBITDA	$136.6	$124.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2017		2016
Product revenue	$1,469.9		$1,472.9
Service revenue	495.7		376.2
Total revenue	1,965.6		1,849.1
Cost of products	(529.1)	(26.9%)	(534.4)	(28.9%)
Cost of services	(213.0)	(10.8%)	(132.9)	(7.2%)
Total cost of revenue	(742.1)	(37.8%)	(667.3)	(36.1%)
Gross profit	1,223.5	62.2%	1,181.8	63.9%
Selling, general and administrative expense	(828.8)	(42.2%)	(806.0)	(43.6%)
Net restructuring charges	(8.6)	(0.4%)	(7.1)	(0.4%)
Asset impairment charges	(54.9)	(2.8%)	—	—
Operating income	331.2	16.8%	368.7	19.9%
Loss on debt extinguishment	—	—	(7.9)	(0.4%)
Interest expense	(21.4)	(1.1%)	(22.3)	(1.2%)
Other income	3.0	0.2%	1.9	0.1%
Income before income taxes	312.8	15.9%	340.4	18.4%
Income tax provision	(82.6)	(4.2%)	(111.0)	(6.0%)
Net income	$230.2	11.7%	$229.4	12.4%

Weighted average dilutive shares outstanding	48.4		49.0
Diluted earnings per share	$4.72		$4.65

Capital expenditures	$47.5		$46.6
Depreciation and amortization expense	122.7		91.6
Number of employees-end of period	5,886		6,026

Non-GAAP financial measure - EBITDA(1)	$456.9		$454.3
Non-GAAP financial measure - Adjusted EBITDA(1)	523.3		474.9

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2017	2016
Net income	$230.2	$229.4
Interest expense	21.4	22.3
Income tax provision	82.6	111.0
Depreciation and amortization expense	122.7	91.6
EBITDA	456.9	454.3
Restructuring and integration costs	9.1	7.8
Transaction costs	2.4	4.9
Asset impairment charges	54.9	—
Loss on debt extinguishment	—	7.9
Adjusted EBITDA	$523.3	$474.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$59.2	$76.6
Other current assets	333.8	321.6
Property, plant & equipment-net	84.6	86.9
Intangibles-net	384.3	409.8
Goodwill	1,130.9	1,105.9
Other non-current assets	216.0	183.5
Total assets	$2,208.8	$2,184.3

Current portion of long-term debt	$44.0	$35.8
Other current liabilities	381.8	379.8
Long-term debt	665.3	722.8
Deferred income taxes	50.5	85.2
Other non-current liabilities	52.2	79.7
Shareholders' equity	1,015.0	881.0
Total liabilities and shareholders' equity	$2,208.8	$2,184.3

Shares outstanding	48.0	48.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2017	2016
Cash provided (used) by:
Operating activities:
Net income	$230.2	$229.4
Depreciation and amortization of intangibles	122.7	91.6
Asset impairment charges	54.9	—
Loss on debt extinguishment	—	7.9
Contract acquisition payments	(27.1)	(23.1)
Other	(42.3)	13.5
Total operating activities	338.4	319.3
Investing activities:
Purchases of capital assets	(47.5)	(46.6)
Payments for acquisitions	(139.2)	(270.9)
Proceeds from company-owned life insurance policies	1.3	4.1
Other	4.5	2.7
Total investing activities	(180.9)	(310.7)
Financing activities:
Net change in debt	(51.2)	116.8
Dividends	(58.1)	(58.7)
Share repurchases	(65.0)	(55.2)
Shares issued under employee plans	9.0	9.1
Other	(11.7)	(7.7)
Total financing activities	(177.0)	4.3
Effect of exchange rate change on cash	2.1	1.3
Net change in cash and cash equivalents	(17.4)	14.2
Cash and cash equivalents: Beginning of period	76.6	62.4
Cash and cash equivalents: End of period	$59.2	$76.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2017	2016
Revenue:
Small Business Services	$322.4	$318.3
Financial Services	139.3	125.5
Direct Checks	33.2	36.4
Total	$494.9	$480.2

Operating income:(1)
Small Business Services	$62.2	$58.0
Financial Services	25.1	22.3
Direct Checks	11.2	12.5
Total	$98.5	$92.8

Operating margin:(1)
Small Business Services	19.3%	18.2%
Financial Services	18.0%	17.8%
Direct Checks	33.7%	34.3%
Total	19.9%	19.3%

	Year Ended December 31,
	2017	2016
Revenue:
Small Business Services	$1,239.7	$1,195.8
Financial Services	585.3	500.0
Direct Checks	140.6	153.3
Total	$1,965.6	$1,849.1

Operating income:(1)
Small Business Services	$182.8	$208.8
Financial Services	101.7	106.8
Direct Checks	46.7	53.1
Total	$331.2	$368.7

Operating margin:(1)
Small Business Services	14.7%	17.5%
Financial Services	17.4%	21.4%
Direct Checks	33.2%	34.6%
Total	16.8%	19.9%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(1) Operating income includes the following restructuring, integration and transaction costs in all periods and asset impairment charges in 2017:

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Small Business Services	$2.9	$2.0	$60.4	$5.7
Financial Services	2.6	5.4	5.6	6.6
Direct Checks	0.3	0.2	0.4	0.4
Total	$5.8	$7.6	$66.4	$12.7

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2017 and 2016. The Company’s management believes that operating income by segment, excluding restructuring, integration and transaction costs and asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that impact the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING, INTEGRATION AND TRANSACTION COSTS
AND ASSET IMPAIRMENT CHARGES
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$65.1	$60.0
Financial Services	27.7	27.7
Direct Checks	11.5	12.7
Total	$104.3	$100.4
Adjusted operating margin:(1)
Small Business Services	20.2%	18.9%
Financial Services	19.9%	22.1%
Direct Checks	34.6%	34.9%
Total	21.1%	20.9%

	Year Ended December 31,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$243.2	$214.5
Financial Services	107.3	113.4
Direct Checks	47.1	53.5
Total	$397.6	$381.4
Adjusted operating margin:(1)
Small Business Services	19.6%	17.9%
Financial Services	18.3%	22.7%
Direct Checks	33.5%	34.9%
Total	20.2%	20.6%

(1) Reported operating income reconciles to operating income excluding restructuring, integration and transaction costs in all periods and asset impairment charges in 2017 as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reported operating income	$98.5	$92.8	$331.2	$368.7
Restructuring, integration and transaction costs and asset impairment charges:
Small Business Services	2.9	2.0	60.4	5.7
Financial Services	2.6	5.4	5.6	6.6
Direct Checks	0.3	0.2	0.4	0.4
Total	5.8	7.6	66.4	12.7
Adjusted operating income	$104.3	$100.4	$397.6	$381.4

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